As filed with the Securities and Exchange Commission on May 15, 2017

Registration Nos. 333-64495, 333-125863 and 149882

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

Form S-8 Registration Statement No. 333-64495

Form S-8 Registration Statement No. 333-125863

Form S-8 Registration Statement No. 333-149882

REGISTRATION STATEMENTS UNDER THE SECURITIES ACT OF 1933

On

Form S-1

Altair Nanotechnologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-1084375
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

204 Edison Way
Reno, Nevada 89502
(775) 856-2500
(Address of Principal Executive Offices) (Zip Code)

1998 Altair International Inc. Stock Option Plan
Altair Nanotechnologies Inc. 2005 Stock Incentive Plan

(Amended and Restated)

(Full title of the plan)

Karen Werner
Interim Chief Financial Officer
Altair Nanotechnologies Inc.
204 Edison Way

Reno, Nevada 89502
(Name and address of agent for service)

(775) 856-2500
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service, to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Tel. No. 212-407-4159 Fax No. 212-407-4990

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 is an amendment to Registration Statements Nos. 333-64495, 333-125863, and 333-149882 (the “Registration Statements”) of Altair Nanotechnologies Inc. (the “Company”). Effective as of November 17, 2016, the SEC entered an Order Making Findings and Revoking Registration of Securities Pursuant to Section 12(j) of the Securities Exchange Act of 1934 (“Revocation Order”). As a result of the Revocation Order, the offerings under the Registration Statements have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the date hereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment No. 2 to Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, Nevada on May 15, 2017.

ALTAIR NANOTECHNOLOGIES INC.

By:	/s/ Guohua Sun
Guohua Sun
Chief Executive Officer (Principal Executive Officer)

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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